                               Vinson & Elkins

                               ATTORNEYS AT LAW

                            VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                              1001 FANNIN STREET
                          HOUSTON, TEXAS  77002-6760
                           TELEPHONE (713) 758-2222
                              FAX (713) 758-2346

                                March 20, 2001


Dynegy Holdings Inc.
1000 Louisiana
Suite 5800
Houston, Texas 77002

Ladies and Gentlemen:

     We have acted as counsel for Dynegy Holdings Inc., a Delaware corporation (the "Company"), in connection with the preparation of the prospectus dated September 28, 2000 and the prospectus supplement dated March 15, 2001 (the "Prospectus Supplement") with respect to the Registration Statement on Form S-3 (Registration No. 333-46636) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of $500,000,000 aggregate principal amount of the Company's 6.875% Senior Notes due 2011 (the "Notes"), to be issued under an Indenture, dated September 26, 1996, as amended and restated on March 23, 1998 and March 14, 2001 (the "Indenture"), between the Company and Bank One Trust Company, as trustee (the "Trustee"). The Notes are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company and the underwriters of such offering.

     In our capacity as your counsel in the connection referred to above, we have examined or are familiar with the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Indenture, the Underwriting Agreement and corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of representatives of the Company, and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.
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Dynegy Holdings Inc.
Page 2
March 20, 2001

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and upon payment of the consideration therefor as provided for in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                   Very truly yours,


                                   /s/ Vinson & Elkins L.L.P.